CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

This Form 11-K does not include the written consent of Arthur Andersen LLP (AALLP). This omission may limit any recovery by investors against AALLP based on the financial statements included in this report and audited by AALLP.